Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

By and Between

SPRINGWORKS THERAPEUTICS, INC.

AND

Glaxo Group Limited

Dated as of September 6, 2022

TABLE OF CONTENTS

Page

1.	Definitions		1
	1.1	Defined Terms	1
	1.2	Additional Defined Terms	3
2.	Purchase and Sale of Common Stock		4
3.	Closing Date; Deliveries		4
	3.1	Closing Date	4
	3.2	Deliveries	4
4.	Representations and Warranties of the Company		5
	4.1	Organization, Good Standing and Qualification	5
	4.2	Capitalization and Voting Rights	5
	4.3	Subsidiaries	6
	4.4	Authorization	6
	4.5	No Defaults	6
	4.6	No Conflicts	6
	4.7	No Governmental Authority or Third Party Consents	7
	4.8	Valid Issuance of Shares	7
	4.9	Litigation	7
	4.10	Company SEC Documents; Financial Statements; Nasdaq Stock Market	7
	4.11	Absence of Certain Changes	8
	4.12	OFAC / FCPA	8
	4.13	Offering	8
	4.14	No Integration	8
	4.15	Brokers’ or Finders’ Fees	8
5.	Representations and Warranties of the Purchaser		9
	5.1	Organization; Good Standing	9
	5.2	Authorization	9
	5.3	No Conflicts	9
	5.4	No Governmental Authority or Third Party Consents	9
	5.5	Purchase Entirely for Own Account	9
	5.6	Disclosure of Information	9
	5.7	Investment Experience and Accredited Purchaser Status	10
	5.8	Acquiring Person	10
	5.9	Restricted Securities	10
	5.10	Legends	10
	5.11	Financial Assurances	10
6.	Purchaser’s Conditions to Closing		10
	6.1	Representations and Warranties	10
	6.2	Covenants	11
	6.3	No Material Adverse Effect	11
	6.4	Listing	11

i

7.	Company’s Conditions to Closing		11
	7.1	Representations and Warranties	11
	7.2	Covenants	11
8.	Mutual Conditions to Closing		11
	8.1	Absence of Litigation	11
	8.2	No Prohibition	11
9.	Termination		12
	9.1	Ability to Terminate	12
	9.2	Effect of Termination	12
10.	Additional Covenants and Agreements		13
	10.1	Standstill	13
	10.2	Lock-Up	14
	10.3	Market Listing	14
	10.4	Assistance and Cooperation	14
	10.5	Effect of Waiver of Condition to Closing	15
11.	Miscellaneous		15
	11.1	Governing Law; Submission to Jurisdiction	15
	11.2	Waiver	15
	11.3	Notices	15
	11.4	Entire Agreement	15
	11.5	Amendments	15
	11.6	Headings; Nouns and Pronouns; Section References	16
	11.7	Severability	16
	11.8	Assignment	16
	11.9	Successors and Assigns	16
	11.10	Counterparts	16
	11.11	Third Party Beneficiaries	16
	11.12	No Strict Construction	16
	11.13	Survival of Warranties	16
	11.14	Remedies	17
	11.15	Expenses	17
	11.16	Public Announcement	17

Exhibit A – Form of Cross Receipt
Exhibit B – Notices

Exhibit C – Form of Form 8-K

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 6, 2022, by and between Glaxo Group Limited (the “Purchaser”), a company existing under the laws of England with offices located at 980 Great West Road, Brentford, Middlesex, TW8 9GS, England, and SpringWorks Therapeutics, Inc. (the “Company”), a Delaware corporation, with its principal place of business at 100 Washington Blvd, Stamford, Connecticut, 06902.

WHEREAS, the Company and an Affiliate (defined below) of Purchaser are party to an Amended and Restated Collaboration and License Agreement of even date herewith (the “License Agreement”).

WHEREAS, in connection with the entry into the License Agreement, the Company desires to issue, and Purchaser desires to purchase, shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) as herein described, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Purchaser and the Company agree as follows:

1.                  Definitions.

1.1              Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Acquisition Transaction” shall mean (i) any sale, license, lease, exchange, transfer or other disposition of the assets of the Company or any subsidiary of the Company constituting more than 50% of the consolidated assets of the Company or accounting for more than 50% of the consolidated revenues of the Company in any one transaction or in a series of related transactions; or (ii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving the Company or any subsidiary of the Company whereby the holders of voting capital stock of the Company immediately prior to any such transaction hold less than 50% of the voting capital stock of the Company or the surviving corporation (or its parent company) immediately after the consummation of any such transaction.

“Affiliate” shall mean, with respect to a Person, any other Person which controls, is controlled by or is under common control with the applicable Person. For purposes of this definition, “control” shall mean: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors, or otherwise having the power to control or direct the affairs of such Person; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest or the power to direct the management and policies of such non-corporate entities.

“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

“Business Day” shall mean a day on which the Nasdaq and commercial banking institutions in New York, New York are open for business.

“Cross Receipt” shall mean an executed document signed by each of the Company and the Purchaser, in substantially the form of Exhibit A attached hereto.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Governmental Authority” shall mean any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, has (i) a material adverse effect on the business, financial condition, assets, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or (ii) a material adverse effect on the Company’s ability to perform its obligations, or consummate the Transaction, in accordance with the terms of this Agreement, except in the case of (i) or (ii) to the extent that any such Effect results from or arises out of: (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof that, in each case, generally affect the biotechnology or biopharmaceutical industries, (C) the announcement of this Agreement or the License Agreement, or the identity of the Purchaser, (D) any change in the trading prices or trading volume of the Common Stock (it being understood that the facts giving rise to or contributing to any such change may be deemed to constitute, or be taken into account when determining whether there has been or will be, a Material Adverse Effect, except to the extent any of such facts is an Effect referred in clauses (A) through (H) of this definition), (E) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (F) earthquakes, hurricanes, floods or other natural disasters, (G) any action taken by the Company with the Purchaser’s written consent, (H) any breach, violation or non-performance by the Purchaser or any of its Affiliates under the License Agreement, or (I) shareholder litigation arising out of or in connection with the execution, delivery or performance of this Agreement or the License Agreement; provided, that with respect to clauses (A), (B), (E) and (F) such Effect does not have a materially disproportionate and adverse effect on the Company relative to other companies in the biotechnology or biopharmaceutical industries.

“Organizational Documents” shall mean (i) the Amended and Restated Certificate of Incorporation of the Company dated as of September 17, 2019, as amended through the date of this Agreement and (ii) the Amended and Restated Bylaws of the Company, as amended through the date of this Agreement.

“Permitted Transferee” shall mean an Affiliate of the Purchaser; provided, however, that no such Affiliate shall be deemed a Permitted Transferee for any purpose under this Agreement unless the Permitted Transferee, prior to or simultaneously with such transfer or assignment, shall have agreed in writing with the Company to be subject to and bound by all restrictions and obligations applicable to such Purchaser set forth in this Agreement. Following such transfer, the Permitted Transferee shall be deemed to be a Purchaser for all purposes under this Agreement.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Third Party” shall mean any Person (other than a Governmental Authority) other than the Purchaser, the Company or any Affiliate of the Purchaser or the Company.

“Transaction” means the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Purchaser, in accordance with the terms hereof.

“Transaction Agreements” means this Agreement and the License Agreement.

1.2              Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section
Aggregate Purchase Price	Section 2
Agreed Disclosures	Section 11.17
Agreement	Preamble
Board	Section 3.2(a)
Change of Control	Section 10.2
Closing	Section 3.1
Closing Date	Section 3.1
Common Stock	Preamble
Company	Preamble
Company SEC Documents	Section 4.10(a)
Exchange Act	Section 4.10(a)
LAS	Section 4.7
License Agreement	Preamble
Lock-Up Period	Section 10.2
Lock-Up Securities	Section 10.2
Modified Clause	Section 11.7
Purchaser	Preamble
SEC	Section 4.7
Securities Act	Section 4.10(a)
Share Amount	Section 2
Shares	Section 2
Standstill Period	Section 10.1
Standstill Restrictions	Section 10.1
Termination Date	Section 9.1

2.                  Purchase and Sale of Common Stock. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Purchaser, free and clear of all liens, other than any liens arising as a result of any action by the Purchaser, and the Purchaser shall purchase from the Company, a number of shares of Common Stock equal to the Share Amount (the “Shares”), for a purchase price of $36.57 per share and an aggregate purchase price of US $74,999,988.94 (the “Aggregate Purchase Price”). The “Share Amount” shall equal 2,050,819 shares of Common Stock; provided, however, that in the event of any stock dividend, stock split, combination of shares, recapitalization or other similar change in the capital structure of the Company after the date hereof and on or prior to the Closing which affects or relates to the Common Stock, the Share Amount shall be adjusted proportionately.

3.                  Closing Date; Deliveries.

3.1              Closing Date. Subject to the satisfaction or waiver of all the conditions to the Closing set forth in Sections 7, 8 and 9 hereof, the closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held on the third (3rd) Business Day after the satisfaction of the conditions to Closing set forth in Sections 7, 8 and 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction at such time of such conditions), at 10:00 a.m. New York time (ET), at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, or at such other time, date and location as the parties may agree. The date the Closing occurs is hereinafter referred to as the “Closing Date.”

3.2              Deliveries.

(a)               Deliveries by the Company. At the Closing, the Company shall instruct its transfer agent to register the Shares in book-entry in the name of the Purchaser. The Company shall also deliver at the Closing: (i) a duly executed Cross Receipt; (ii) a certificate in form and substance reasonably satisfactory to the Purchaser and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to Closing set forth in Section 6 of this Agreement have been fulfilled; and (iii) a certificate of the secretary of the Company dated as of the Closing Date certifying (A) that attached thereto is a true and complete copy of the Amended and Restated Bylaws of the Company as in effect at the time of the actions by the board of directors of the Company (the “Board”) referred to in clause (B) below, and on the Closing Date; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board authorizing the execution, delivery and performance of this Agreement and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date; (C) that attached thereto is a true and complete copy of the Company’s Amended and Restated Certificate of Incorporation as in effect at the time of the actions by the Board referred to in clause (B) above, and on the Closing Date.

(b)               Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company the Aggregate Purchase Price by wire transfer of immediately available United States funds to an account designated by the Company. The Company shall notify the Purchaser in writing of the wiring instructions for such account not less than three (3) Business Days before the Closing Date. The Purchaser shall also deliver, or cause to be delivered, at the Closing: (i) a duly executed Cross Receipt; and (ii) a certificate in form and substance reasonably satisfactory to the Company duly executed by an authorized executive officer of the Purchaser certifying that the conditions to Closing set forth in Section 7 of this Agreement have been fulfilled.

4.                  Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that:

4.1              Organization, Good Standing and Qualification.

(a)               The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets, to carry on its business as now conducted, and as proposed to be conducted as described in the Company SEC Documents, to enter into the Transaction Agreements to issue and sell the Shares and to carry out the other transactions contemplated by the Transaction Agreements.

(b)               The Company is qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so qualified would not have or be reasonably likely to have a Material Adverse Effect.

4.2              Capitalization and Voting Rights.

(a)               The authorized capital of the Company as of the date hereof consists of: (i) 150,000,000 shares of Common Stock of which, as of the date of this Agreement, 51,729,931 shares are issued and 51,699,732 shares are outstanding and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock (A) have been duly authorized and validly issued and (B) are fully paid and non-assessable.

(b)               All of the authorized shares of Common Stock are entitled to one (1) vote per share.

(c)               Except as described or referred to in Section 4.2(a) above and as set forth in the Company SEC Documents, as of the date hereof, there are not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of the Company or (ii) any restrictions on the transfer of capital stock of the Company other than pursuant to state and federal securities Laws.

(d)               Except as set forth in the Company SEC Documents, the Company is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of the Company or the giving of written consents by a stockholder or director of the Company.

4.3              Subsidiaries. The Company has disclosed all of its subsidiaries required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K in an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

4.4              Authorization.

(a)               All requisite corporate action on the part of the Company, its directors and stockholders required by applicable Law for the authorization, execution and delivery by the Company of the Transaction Agreements, and the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance and delivery of the Shares, has been taken.

(b)               This Agreement and the License Agreement have been duly executed and delivered by the Company, and upon the due execution and delivery of this Agreement and the License Agreement by the Purchaser, this Agreement and the License Agreement will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

4.5              No Defaults. The Company is not in default under or in violation of (a) its Organizational Documents, (b) any provision of applicable Law or any ruling, writ, injunction, order, Permit, judgment or decree of any Governmental Authority or (c) any agreement, arrangement or instrument, whether written or oral, by which the Company or any of its assets are bound, except, in the case of subsections (b) and (c), as would not have or be reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, there exists no condition, event or act which after notice, lapse of time, or both, would constitute a default or violation by the Company under any of the foregoing, except, in the case of subsections (b) and (c), as would not have or be reasonably likely to have a Material Adverse Effect.

4.6              No Conflicts. The execution, delivery and performance of the Transaction Agreements, and compliance with the provisions hereof and thereof, by the Company do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Company or any of its assets are bound, (c) result in any encumbrance upon any of the Shares, other than restrictions on resale pursuant to securities laws, or on any of the properties or assets of the Company or any subsidiary or (d) violate or conflict with any of the provisions of the Company’s Organizational Documents, except, in the case of subsections (a), (b) and (c) as would not have or be reasonably likely to have a Material Adverse Effect with respect to this Agreement.

4.7              No Governmental Authority or Third Party Consents. No consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by the Company in connection with the authorization, execution and delivery by the Company of any of the Transaction Agreements, or with the authorization, issue and sale by the Company of the Shares, except (i) such filings as may be required to be made with the Securities and Exchange Commission (the “SEC”) and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws and (ii) with respect to the Shares, the filing with The Nasdaq Stock Market LLC of a Notification Form: Listing of Additional Shares (the “LAS”).

4.8              Valid Issuance of Shares. When issued, sold and delivered at the Closing in accordance with the terms hereof for the Aggregate Purchase Price, the Shares will be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights as a result of any action by the Purchaser or under federal or state securities Laws.

4.9              Litigation. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there is no action, suit, proceeding or investigation pending (of which the Company has received notice or otherwise has knowledge) or, to the Company’s knowledge, threatened, against the Company or which the Company intends to initiate which has had or is reasonably likely to have a Material Adverse Effect.

4.10          Company SEC Documents; Financial Statements; Nasdaq Stock Market.

(a)               Since December 31, 2020, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               As of the date of this Agreement, the Common Stock is listed on The Nasdaq Global Select Market, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The Nasdaq Global Select Market. As of the date of this Agreement, the Company has not received any notification that, and has no knowledge that, the SEC or The Nasdaq Stock Market LLC is contemplating terminating such listing or registration.

(c)               The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except (i) as set forth in the Company SEC Documents or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. There are no material unconsolidated subsidiaries of the Company or any material off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the SEC Documents filed prior to the date hereof nor any obligations to enter into any such arrangements.

4.11          Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed prior to the date hereof, since December 31, 2021, there has not occurred any Effect that has caused or would reasonably be expected to cause a Material Adverse Effect.

4.12          OFAC / FCPA. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Neither the Company, nor to the Company’s knowledge, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.13          Offering. Subject to the accuracy of the Purchaser’s representations set forth in Sections 5.5, 5.6, 5.7, 5.9 and 5.10, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements. Neither the Company nor any Person acting on its behalf will take any action that would cause the loss of such exemption.

4.14          No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.

4.15          Brokers’ or Finders’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by the Transaction Agreements.

5.                  Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, that:

5.1              Organization; Good Standing. The Purchaser is a company duly organized, validly existing and in good standing under the laws of England. The Purchaser has or will have all requisite power and authority to enter into this Agreement, to purchase the Shares and to perform its obligations under and to carry out the other transactions contemplated by this Agreement.

5.2              Authorization. All requisite action on the part of the Purchaser and its directors and stockholders, required by applicable Law for the authorization, execution and delivery by the Purchaser of this Agreement, and the performance of all of its obligations thereunder, including the subscription for and purchase of the Shares, has been taken. This Agreement has been duly executed and delivered by the Purchaser and upon the due execution and delivery thereof by the Company, will constitute a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

5.3              No Conflicts. The execution, delivery and performance of this Agreement, and compliance with the provisions thereof, by the Purchaser do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Purchaser or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Purchaser’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents), except as would not impair or adversely affect the ability of the Purchaser to consummate the Transaction and perform its obligations under this Agreement.

5.4              No Governmental Authority or Third Party Consents. No consent, approval, authorization or other order of any Governmental Authority or other Third Party is required to be obtained by the Purchaser in connection with the authorization, execution and delivery of this Agreement, or with the subscription for and purchase of the Shares.

5.5              Purchase Entirely for Own Account. The Shares shall be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation or otherwise distributing the Shares. The Purchaser does not have and will not have as of the Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Shares.

5.6              Disclosure of Information. The Purchaser has received all the information from the Company and its management that the Purchaser considers necessary or appropriate for deciding whether to purchase the Shares hereunder. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment.

5.7              Investment Experience and Accredited Purchaser Status. The Purchaser is an “accredited investor” (as defined in Regulation D under the Securities Act). The Purchaser has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.

5.8              Acquiring Person. As of the date of this Agreement and immediately prior to the Closing, neither the Purchaser nor any of its Affiliates beneficially owns, or will beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to Purchaser’s rights under this Agreement), any securities of the Company, except for securities that were purchased directly from the Company or that may be owned by employee benefit plans of the Purchaser or its Affiliates in the ordinary course of business.

5.9              Restricted Securities. The Purchaser understands that the Shares, when issued, will be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances. The Purchaser represents that it is familiar with Rule 144 of the Securities Act, as presently in effect.

5.10          Legends. The Purchaser understands that any certificates or book-entries representing the Shares shall bear the following legends:

“These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to SpringWorks Therapeutics, Inc.) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”; and any legend required by applicable state securities Laws.

5.11          Financial Assurances. As of the date hereof and as of the Closing Date, the Purchaser has and will have access to cash in an amount sufficient to pay to the Company the Aggregate Purchase Price.

6.                  Purchaser’s Conditions to Closing. The Purchaser’s obligation to purchase the Shares at the Closing is subject to the fulfillment as of such Closing of the following conditions (unless waived in writing by the Purchaser):

6.1              Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided, however, that for purposes of this Section 6.1, all such representations and warranties of the Company (other than Sections 4.1(a), 4.2, 4.3, 4.4, 4.5(a), 4.6(d), 4.8, 4.10 of this Agreement) shall be deemed to be true and correct for purposes of this Section 6.1 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material,” “materiality” or “Material Adverse Effect” qualifiers set forth therein, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

6.2              Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3              No Material Adverse Effect. From and after the date of this Agreement until the Closing Date, there shall have occurred no event that has caused or would reasonably be expected to cause a Material Adverse Effect.

6.4              Listing. The Shares shall be eligible for listing on the Nasdaq Global Select Market.

7.                  Company’s Conditions to Closing. The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment as of such Closing of the following conditions (unless waived in writing by the Company):

7.1              Representations and Warranties. The representations and warranties made by the Purchaser in Section 5 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

7.2              Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

8.                  Mutual Conditions to Closing. The obligations of the Purchaser and the Company to consummate the Closing are subject to the fulfillment as of the Closing Date of the following conditions:

8.1              Absence of Litigation. There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Purchaser that questions the validity of any of the Transaction Agreements, the right of the Company or the Purchaser to enter into any Transaction Agreement or to consummate the transactions contemplated hereby or thereby or which, if determined adversely, would impose substantial monetary damages on the Company or the Purchaser as a result of the consummation of the transactions contemplated by any Transaction Agreement.

8.2              No Prohibition. (a) No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the Transaction shall be in effect; and (b) the Common Stock shall be eligible for listing on the Nasdaq Global Select Market.

9.                  Termination.

9.1              Ability to Terminate. This Agreement may be terminated at any time (the effective date of such termination, the “Termination Date”) prior to the Closing by:

(a)               mutual written consent of the Company and the Purchaser;

(b)               either the Company or the Purchaser, upon written notice to the other, if any of the mutual conditions to the Closing set forth in Section 8 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by the other party; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;

(c)               the Company, upon written notice to the Purchaser, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.1 or 7.2, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or (ii) if any representation or warranty of the Purchaser shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.1 or 7.2, as applicable, could not be satisfied by the Termination Date;

(d)               the Purchaser, upon written notice to the Company, so long as the Purchaser is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1 or 6.2, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1 or 6.2, as applicable, could not be satisfied by the Termination Date.

9.2              Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 hereof, (a) this Agreement (except for this Section 9.2 and Section 11 hereof (other than Section 11.13), and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

10.              Additional Covenants and Agreements.

10.1          Standstill. (a) Purchaser hereby acknowledges that, unless otherwise agreed in writing by the Company, for a period of twelve (12) months from the date hereof (the “Standstill Period”), neither the Purchaser nor any of its Affiliates who are provided with Confidential Information (as defined in that Mutual Confidential Disclosure Agreement by and between the parties effective as of June 24, 2021), will, directly or indirectly, (i) propose any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’ assets or businesses, or similar transactions involving the Company, or any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company; (ii) propose or seek, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the SEC) of proxies or consents to vote any securities (including a Derivative) of the Company; (iii) nominate any person as a director of the Company; (iv) propose any matter to be voted upon by the stockholders of the Company; (v) acquire or propose or seek to acquire beneficial ownership of any securities (including in derivative form) of the Company; (vi) directly or indirectly, form, join or in any way participate in a third party “group” (as such term is used in the rules of the SEC) (or discuss with any Third Party the potential formation of a group) with respect to any securities (including in derivative form) of the Company; or (vii) request that the Company (or any of its officers, directors or representatives), directly or through any representative, to amend or waive any provision of this Section 10.1 (including this sentence) (the restrictions set forth in foregoing clauses (i) through (vii), the “Standstill Restrictions”); provided, however, that, notwithstanding anything to the contrary in this Section, prior to the expiration or termination of the Standstill Period, Purchaser and its affiliates (x) may request (but only privately to the Board or the Chief Executive Officer of the Company and not publicly or otherwise in a manner that could reasonably be expected to require public disclosure of such request by either the Company or Purchaser) an amendment or waiver of, consent under or agreement not to enforce, the Standstill Restrictions and (y) may make confidential proposals or offers to the Company or the Board with respect to a potential transaction between the Company and Purchaser provided that such proposals or offers are not made in a manner that could reasonably be expected to require public disclosure of such request by either the Company or Purchaser; provided, further, that the restrictions set forth in this Section shall terminate (A) immediately upon the public announcement by the Company that it has entered into a definitive agreement with a Third Party for a transaction involving the acquisition (by way of merger, tender offer or otherwise) of more than 50% of the outstanding capital stock of the Company or 50% or more of the assets (on a consolidated basis) of the Company or (B) if any Third Party commences a tender or exchange offer that, if consummated, would result in 50% or more of the outstanding capital stock of the Company being owned by such person or group and the Board accepts (or recommends that its stockholders accept) such offer or fails to recommend within ten (10) Business Days from the date of commencement of such offer that its stockholders reject such offer.

(b)               Notwithstanding anything to the contrary herein, the restrictions set forth in this Section shall not apply to (i) any passive investment in any securities of the Company by or behalf of any pension, employee benefit plan or trust of Purchaser or any of its Affiliates, including without limitation any investment in any diversified index, mutual or pension fund managed by an independent advisor, which fund in-turn holds, directly or indirectly, securities of the Company, or (ii) securities of the Company held, directly or indirectly, by a person acquired by Purchaser or any of its Affiliates after the date hereof; provided that in each case with respect to the foregoing clauses (i) and (ii) such investment or acquisition was not designed to circumvent the Standstill Restrictions.

10.2          Lock-Up. During the period commencing on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date (the “Lock-Up Period”), without the prior approval of the Board of Directors of the Company, the Purchaser shall not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Shares (together with (a) any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (b) any shares of Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Shares) (the “Lock-Up Securities”), including, without limitation, any “short sale” or similar arrangement, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise; provided, however, that the foregoing shall not prohibit the Purchaser or its Affiliates from transferring Lock-Up Securities to an Affiliate of the Purchaser if such transferee Affiliate executes an agreement with the Company to be bound by the restrictions set forth in Sections 10.1 and 10.2. Notwithstanding any other provision herein, this Section 10.2 shall not prohibit or restrict any disposition of Lock-Up Securities by the Purchaser in connection with (1) a bona fide tender offer by a Person other than the Purchaser involving a Change of Control of the Company (as defined below), which has not been rejected by the Company’s Board of Directors, (2) an issuer tender offer by the Company, or (3) the Company’s public announcement of a definitive agreement to consummate an Acquisition Transaction. For the purposes of this Agreement, a “Change of Control” means the transfer, in one transaction or a series of related transactions, as a result of which any Person or group of Persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of the voting securities of the Company.

10.3          Market Listing. From the date hereof through the Closing Date, Company shall use all reasonable efforts to (a) maintain the listing and trading of the Common Stock on The Nasdaq Global Select Market and (b) effect the listing of the Shares on The Nasdaq Global Select Market, including submitting the LAS to The Nasdaq Stock Market LLC prior to the Closing Date.

10.4          Assistance and Cooperation. Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (a) taking all reasonable acts necessary to cause the conditions precedent set forth in Sections 6, 7 and 8 to be satisfied (including, in the case of the Company, promptly notifying the Purchaser of any notice from The Nasdaq Stock Market LLC with respect to the LAS); (b) taking all reasonable actions necessary to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); and (c) taking reasonable steps to obtain all necessary consents, approvals or waivers from Third Parties.

10.5          Effect of Waiver of Condition to Closing. In the event that, as of the Closing, the Purchaser waives the condition regarding a Material Adverse Effect set forth in Section 6.3 of this Agreement, the Purchaser shall be deemed to have waived any right of recourse against the Company for, and agreed not to sue the Company in respect of, any and all events or inaccuracies in any representations or warranties of the Company (a) that, as of the Closing, have caused or would reasonably be expected to cause such Material Adverse Effect and (b) of which the Purchaser had notice in writing from the Company immediately prior to the Closing.

11.              Miscellaneous.

11.1          Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

11.2          Waiver. Waiver by a party of a breach hereunder by the other party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

11.3          Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit B attached hereto, or at such other address as such party may designate by ten days’ advance written notice to the other party, and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed e-mail if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next Business Day; (iii) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Either party may change its address by giving notice to the other party in the manner provided above.

11.4          Entire Agreement. This Agreement and the License Agreement contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

11.5          Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Purchaser and the Company.

11.6          Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

11.7          Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

11.8          Assignment. Except for an assignment by the Purchaser of this Agreement or any rights hereunder to an Affiliate (which assignment will not relieve the Purchaser of any obligation hereunder), neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Purchaser or the Company without (a) the prior written consent of the Company in the case of any assignment by the Purchaser or (b) the prior written consent of the Purchaser in the case of an assignment by the Company.

11.9          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.10      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

11.11      Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto, except that each Affiliate of the Purchaser is an express third party beneficiary entitled to enforce this agreement directly against the Company. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

11.12      No Strict Construction. This Agreement has been prepared jointly and will not be construed against either party.

11.13      Survival of Warranties. The representations and warranties of the Company and the Purchaser contained in this Agreement shall survive the Closing for eighteen (18) months, except for (a) the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.5(a), 4.6(d), 4.8, 4.12, 4.13, 4.14, 5.1, 5.2, 5.3(c), 5.5, 5.7, 5.8, 5.9 and 5.10, which shall survive forever and (b) the representation and warranty of the Purchaser in Section 5.11, which shall not survive the Closing. The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Purchaser as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

11.14      Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

11.15      Expenses. Each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of the Transaction Agreements.

11.16      Public Announcement The parties agree that the initial press release by the Company, and the SEC filing on Form 8-K by the Company, each disclosing the execution and delivery of the Transaction Agreements and the transactions contemplated thereby, shall be in the form attached to the License Agreement and the form attached hereto as Exhibit C, respectively (collectively, the “Agreed Disclosures”). Each of the parties agrees that, other than the Agreed Disclosures or as permitted by the immediately succeeding sentence, and except as may be required by law, rule, regulation or the requirements of any self-regulatory organization or stock exchange listing requirements (in which case the party required to make the filing, disclosure, communication, release or announcement shall allow the other party reasonable time to comment thereon in advance of such statement, release, filing, disclosure, communication or announcement and will consider in good faith any comments provided by such party), each of the parties hereto will not make any public statement, press release or other public filing, disclosure, communication, release, or announcement with respect to this Agreement and any of the transactions contemplated by the Transaction Agreements; provided, that nothing herein shall limit or prevent a party from making any statements, press releases or other filings, disclosures, communications, releases or announcements to the extent reasonably related to such party exercising or enforcing any of its rights under this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SPRINGWORKS THERAPEUTICS, INC.

By:	/s /Saqib Islam
	Name:	Saqib Islam
	Title:	Chief Executive Officer

Glaxo Group Limited

By:	/s/ Paul Money
	Name:	Paul Money
	Title:	Authorised Signatory, representing Edinburgh Pharmaceutical Industries Limited, Corporate Director

Signature Page to Stock Purchase Agreement

EXHIBIT A

FORM OF CROSS RECEIPT

CROSS RECEIPT

SpringWorks Therapeutics, Inc. (the “Company”) hereby acknowledges receipt from Glaxo Group Limited (the “Purchaser”) on September 9, 2022 of US$74,999,988.94, representing the purchase price for 2,050,819 shares of Common Stock, par value $0.0001 per share, of the Company, pursuant to that certain Stock Purchase Agreement, dated as of September 6, 2022, by and between the Purchaser and the Company.

SPRINGWORKS THERAPEUTICS, INC.

By:
Name:
Title:

The Purchaser hereby acknowledges receipt from the Company on September 9, 2022 of 2,050,819 shares of Common Stock, par value $0.0001 per share, of the Company, delivered pursuant to that certain Stock Purchase Agreement, dated as of September 6, 2022, by and between the Purchaser and the Company.

A-1

Receipt is hereby acknowledged of

the above-mentioned Shares

Glaxo Group Limited

By:
Name:
Title:

[Signature page to Cross Receipt]

A-2

EXHIBIT B

NOTICES

(a)	If to Purchaser:

Glaxo Group Limited

980 Great West Road

Brentford, Middlesex

TW8 9GS

England

Attention: VP & Head of Legal Business Development & Corporate

with copies to:

GlaxoSmithKline

259 E Grand Ave Fifth Floor, Suite 1

S. San Francisco, CA 94080

Attn: SVP & Head R&D Business Development

GlaxoSmithKline

980 Great West Road

Brentford, Middlesex TW8 9GS

United Kingdom

Attn: VP and Head of Legal Business Development & Corporate

Latham & Watkins LLP

12630 High Bluff Drive

San Diego, CA 92130

Attention: Steven T. Chinowsky, Esq. / Cheston J. Larson, Esq.

Facsimile: (858) 523-5450

(b)	If to the Company:

SpringWorks Therapeutics, Inc.

100 Washington Blvd, 5th Floor

Stamford, CT 06902

Attention: Chief Operating Officer

with copies to:

SpringWorks Therapeutics, Inc.

100 Washington Blvd

Stamford, CT 06902

Attn: General Counsel

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Kingsley Taft, Esq.

Facsimile: 617-801-8857

B-1

EXHIBIT C

FORM OF 8-K

C-1